SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.   )

Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement
WASHINGTON GAS LIGHT COMPANY

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
     ☒ No fee required.
     ☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

Washington Gas Light Company
101 Constitution Ave., N.W.
Washington, D.C. 20080
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
      The annual meeting of shareholders of Washington Gas Light Company will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 on Thursday, March 1, 2007, at 11:45 a.m. for the following purposes, as more fully set forth in the annexed information statement:

(1) To elect eight directors for the ensuing year;

(2) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2007;

(3) To transact any other business properly brought before the meeting and any adjournment thereof.
      Each holder of common stock and preferred stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of Washington Gas Light Company at the close of business on January 10, 2007.
      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the board of directors,

Douglas V. Pope
Secretary
January 26, 2007

INFORMATION STATEMENT
WASHINGTON GAS LIGHT COMPANY
101 Constitution Ave., N.W.
Washington, D.C. 20080
January 26, 2007
      This information statement is furnished in connection with the annual meeting of shareholders of Washington Gas Light Company (the “Company,” “we” or “us”) to be held on Thursday, March 1, 2007 and at any adjournment thereof. The annual meeting will be held at the National Press Club, 529 14th St., N.W.; Washington, D.C. 20045 at 11:45 a.m.
      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
      Each holder of the Company’s common stock and preferred stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of the Company at the close of business on January 10, 2007. Outstanding voting securities as of January 10, 2007, consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series, and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.
      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The eight director nominees receiving the greatest number of votes will be elected;

•	The proposal to ratify the appointment of independent accountants must receive more votes cast in favor than the number of votes cast against by holders of shares of the Company’s common stock and preferred stock present and entitled to vote at the meeting.
      As of January 10, 2007, WGL Holdings, Inc. (“WGL Holdings”) owned 46,479,536 shares of the Company’s outstanding common stock. The Company has been informed that WGL Holdings intends to vote all of its shares of the Company’s common stock for the election of the nominees named in Proposal 1 and for the ratification of appointment of independent public accountants named in Proposal 2. Accordingly, these matters are expected to be approved.
PROPOSAL 1
ELECTION OF DIRECTORS
      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.
      The Company has been informed that WGL Holdings intends to cast the votes of all of the outstanding shares of common stock of the Company for the election of the nominees named below, all of whom are now serving as directors. The Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, WGL Holdings has informed the Company that it intends to cast its votes for another nominee, or other nominees, to be selected by the board of directors in their discretion.

Michael D. Barnes, age 63, is Senior Of Counsel to the law firm of Covington & Burling LLP and President Emeritus of The Brady Campaign and Brady Center to Prevent Gun Violence, where he was President from 2000 through June 2006. He was previously a partner in the law firm of Hogan & Hartson LLP. Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

George P. Clancy, Jr., age 63, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Member of the Board of Trustees of the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy has been a director of Washington Gas Light Company and a director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 53, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of WGL Holdings and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on the boards of Harbor Bankshares Corporation, Mass Mutual Financial Group, the American Gas Association (currently Chairman) and the Alliance to Save Energy. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a director of WGL Holdings since January 2000.

James W. Dyke, Jr., age 60, is a partner in the Virginia law firm of McGuire Woods LLP, where he specializes in corporate, education, voting rights, government relations and municipal law. He has been a partner with the firm since 1993. In addition to his legal career, Mr. Dyke has extensive professional experience in government and public relations. Among other appointments, he served as Secretary of Education for the Commonwealth of Virginia from 1990 to 1993 and as Domestic Policy Advisor to former Vice President Walter Mondale. Mr. Dyke has assumed leadership positions in several business and community organizations, including serving as former Chairman of the Fairfax County, Virginia, Chamber of Commerce, the Northern Virginia Business Roundtable and the Emerging Business Forum. Mr. Dyke has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Melvyn J. Estrin, age 64, is Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. trading as Estrin International (1983-present) and is Chief Executive Officer of University Research Co., LLC. Mr. Estrin is a Director of ChemLink, LLC; Eagle Hospitality LLC; Armed Forces Lodging LLC and HHB Inc. Mr. Estrin has served as Chairman and Chief Executive Officer of two Fortune 500 companies and has been a principal in numerous business enterprises. Mr. Estrin was a Commissioner of the National Capital Planning Commission (Jan. 1997-Dec. 2000). He also served as a Trustee of the University of Pennsylvania (Oct. 1986-1991), has been a director of Washington Gas Light Company since 1991, a director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

James F. Lafond, age 64, is the retired Area Managing partner for the greater Washington, D.C. area for PricewaterhouseCoopers LLP. He is a Certified Public Accountant with extensive experience serving in leadership positions with Pricewaterhouse Coopers and with its predecessor, Coopers & Lybrand LLP. He has been active in several civic and non-profit organizations. Among other recognitions, he has received the Lifetime Achievement Award from the Leukemia and Lymphoma Society. He is currently a director of VSE Corporation as well as several not-for-profit entities. Mr. Lafond has been a director of Washington Gas Light Company and of WGL Holdings since September 2003.

Debra L. Lee, age 52, is Chairman and Chief Executive Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995), President and Chief Operating Officer (1995-May 2005), President and Chief Executive Officer (June 2005-January 2006), and was elected to her present position in January 2006. Ms. Lee serves on the boards of Girls, Inc., Alvin Ailey American Dance Theater and the National Cable Television Association. Ms. Lee is also on the Boards of Directors of Eastman Kodak Company, Marriott International, Inc. and Revlon, Inc. Ms. Lee has been a director of Washington Gas Light Company since July 2000 and a director of WGL Holdings since November 2000.

Karen Hastie Williams, age 62, retired in 2004 as a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specialized in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a director of SunTrust Banks, Inc., Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a director of WGL Holdings since November 2000 and serves as Chair of the Audit Committee.

The Board of Directors and Committees of the Board
      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2006.
      The board of directors has established four standing committees:
      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Melvyn J. Estrin, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., James W. Dyke, Jr., James F. Lafond and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee did not meet during fiscal year 2006.
      The Audit Committee members are: Karen Hastie Williams (Chair), Melvyn J. Estrin, George P. Clancy, Jr. and James F. Lafond. Members of the Audit Committee are independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Company’s board of directors has determined that Messrs. Clancy and Lafond meet the qualifications of an “audit committee financial expert,” as that term is defined by rules of the Securities and Exchange Commission.* As provided in its charter, functions of the Audit Committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with management and the independent public accountants the financial statements, the accompanying report of the independent accountants and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Committee Report, which appears later in this information statement, for a further description of the responsibilities of this committee. This committee held 7 meetings during fiscal year 2006.
      The Governance Committee members are: Michael D. Barnes (Chairman), James W. Dyke, Jr., and Karen Hastie Williams. Members of the Governance Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, functions of the Governance Committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The Governance Committee will consider nominees recommended by shareholders; those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080. This committee held 2 meetings during fiscal year 2006.
      The Human Resources Committee members are: Melvyn J. Estrin, (Chairman), George P. Clancy, Jr., and Debra L. Lee. Members of the Human Resources Committee are independent under the rules of the New York Stock Exchange. As provided in its charter, primary functions of this committee include setting corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on this evaluation. This committee also recommends compensation levels, sets performance targets and evaluates the performance of the Company’s other officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 3 meetings of this committee during fiscal year 2006.
      The board of directors of Washington Gas Light Company held 9 meetings during fiscal year 2006.

*In accordance with rules of the Securities and Exchange Commission, persons determined to be audit committee financial experts will not be deemed an expert for any purpose, including, without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being so designated. The designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the audit committee and the board of directors in the absence of such designation or identification.

Corporate Governance Practices
      The Company’s board of directors has determined that all of the Company’s directors, except the Chairman and Chief Executive Officer, are independent within the meaning of the rules of the New York Stock Exchange. In determining independence, the board of directors considered the specific criteria for independence under the New York Stock Exchange rules and also the facts and circumstances of any other relationships of individual directors with the Company.
      The board and board committees regularly meet in executive sessions without the presence of any management representatives. The presiding director in those executive sessions is the Chair of the Governance Committee. If the executive session includes or is devoted to a report of a board committee, the chair of that committee presides in that portion of the executive session.
      The Audit, Governance and Human Resources committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.washgas.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      On February 6, 2006, the Board of Directors adopted revised bylaws and corporate governance guidelines for the Company. The corporate governance guidelines and bylaws were formally revised to designate the position of Presiding Director of the Board and to designate the Chair of the Governance Committee to serve in that position. Among other powers and responsibilities, the Presiding Director will:

•	preside at all meetings of the Board at which the Chairman is not present, including independent executive sessions of the independent Directors;

•	have the authority to convene meetings of the independent Directors;

•	be available to communicate or meet with any shareholder controlling at least five percent of the outstanding voting stock of the Company; and

•	function as a liaison between the Chairman of the Board and independent Directors, as necessary.
      The board has also adopted a Code of Conduct. The corporate governance guidelines, bylaws and the Code of Conduct may be viewed on the Company’s website, www.washgas.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary; Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington, D.C. 20080.
      The board of directors has a policy under which directors who are not employees of the Company may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board upon their retirement from the Company. This policy can be changed at any time by action of the board of directors.
      All board members are invited to attend the Company’s annual meeting of shareholders. WGL Holdings owns over 99% of the voting shares of Washington Gas, and few or no preferred shareholders have historically attended the Washington Gas annual meeting. Accordingly, the Company does not expect the board members to attend its annual meeting of shareholders. At the annual meeting of shareholders held on March 1, 2006, there were no preferred shareholders in attendance, and the Chairman and Chief Executive Officer was the only director who attended the meeting.

Shareholder Communications with Directors
      Shareholders may send communications to board members by either sending a communication to the board and/or a particular board member care of the Corporate Secretary of the Company at 101 Constitution Ave., N.W.; Washington, D.C. 20080, or by using the toll-free number established for that purpose, which is 1-800-249-5360.
Governance Committee Processes
      The Governance Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chair of the Governance Committee, care of the Corporate Secretary of Washington Gas Light Company; 101 Constitution Ave., N.W.; Washington D.C. 20080. As provided in its Charter, the Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members and by shareholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The Governance Committee will evaluate the qualifications of candidates recommended by shareholders using the same criteria as used for other board candidates. The committee from time to time engages the service of a professional search firm to identify and to evaluate potential nominees.
Non-Employee Director Compensation
      The following is a summary of the compensation paid to non-employee directors of the Company. Non-employee directors of the Company also serve as directors of the Company’s parent, WGL Holdings, Inc., and accordingly the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $1,000 is paid for attendance at the Washington Gas Light Company meeting and a fee of $500 is paid for attendance at the WGL Holdings meeting, for a total of $1,500 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,200 is paid for attendance at the board or board committee meeting.

•	On days that a director attends a director education program that has been reviewed by the Company, the director will be paid a fee of $1,500.

•	Washington Gas Light Company pays an annual cash retainer of $35,000 for service on its board of directors.

•	WGL Holdings pays an annual retainer in the form of 1,800 shares of common stock of WGL Holdings for service on its board of directors.

•	Washington Gas Light Company pays an annual retainer of $5,000 to persons serving as chairs of the Washington Gas Light Company Governance and Human Resources Committees and $10,000 to the Chair of the Audit Committee. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.
      Directors may defer all or part of their cash compensation received for board service under terms of a Deferred Compensation Plan for Outside Directors. Interest is earned on deferred amounts, compounded quarterly, at a rate equal to the weekly average yield to maturity for 10-year U.S. Government fixed interest rate securities issued at the time of the deferral, with a minimum rate of 8% per year.
      A retirement plan for outside directors of Washington Gas Light Company adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.
Business Relationship with Affiliate of Director
      In December 2006, Mr. Barnes, an independent member of the Company’s Board of Directors, became Senior Of Counsel to the law firm of Covington & Burling LLP. Covington & Burling LLP provided legal advice to the Company during FY 2006, several months prior to Mr. Barnes’s affiliation with that firm, but does not currently provide legal services to the Company.
Board of Directors Stock Ownership Guidelines
      On September 27, 2006, consistent with the board policy to align the directors’ interests with those of shareholders, the board of directors adopted stock ownership guidelines pursuant to which each board member should own shares of WGL Holdings having a value of at least five times the amount of his or her annual cash retainer. Current directors have five years from the adoption of the guidelines to acquire this level of ownership. New directors will have five years from the date of their election to the board of directors to acquire this level of ownership.
Security Ownership of WGL Holdings and Management
      WGL Holdings owns 100% of the common stock of the Company. The following table sets forth the information as of January 10, 2007, regarding outstanding common stock of WGL Holdings beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this information statement, and all directors, nominees and executive officers as a group. No executive officer, director or nominee owns any shares of any series of preferred stock of the Company. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the common stock of WGL Holdings.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Michael D. Barnes	11,706	0
Thomas F. Bonner	2,467	39,881
Beverly J. Burke	8,974	22,143
Adrian P. Chapman	7,742	33,782
George P. Clancy, Jr.	8,500	0
James H. DeGraffenreidt, Jr.	74,854	220,163
James W. Dyke, Jr.	5,651	0
Melvyn J. Estrin	16,123	0
Frederic M. Kline	22,292	55,528
James F. Lafond	6,856	0
Debra L. Lee	9,743	0
Terry D. McCallister	12,558	71,603
Karen Hastie Williams	12,039	0
All directors, nominees and executive officers as a group:	253,717	628,276

(1)	All shares are directly owned by persons shown in this table except 13,396 shares are held indirectly by executive officers in the Washington Gas Light Company Savings Plan for Management Employees.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 as amended, requires our officers and directors to file reports of securities ownership and changes in such ownership with the

Securities and Exchange Commission. Based on our records and information, in fiscal year 2006, the directors and executive officers of the Company met all applicable reporting requirements under Section 16(a).
Executive Compensation
      The table that follows presents information about compensation for the Chief Executive Officer and the five other most highly compensated executive officers of the Company (the “named executive officers”). It includes all compensation awarded to, earned by or paid to the named executive officers for each of the last three fiscal years.
Summary Compensation Table

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards	Options(2)	Payouts(3)	Compensation(1)

James H. DeGraffenreidt, Jr.	2006	$730,000	$609,370	$11,633	$0	87,635	$0	$8,800
Chairman and	2005	705,000	610,706	11,733	0	96,224	$852,426	10,371
Chief Executive Officer	2004	685,000	534,300	11,633	0	95,799	394,700	8,146
Terry D. McCallister	2006	440,000	314,820		0	41,083	0	8,800
President and	2005	425,000	315,565	11,310	0	45,117	337,656	10,323
Chief Operating Officer	2004	410,000	270,600	11,164	0	42,474	114,506	8,146
Frederic M. Kline(4)	2006	330,000	174,695	282,384	0	26,411	0	8,631
Vice President and Chief	2005	320,000	215,600	11,245	0	29,117	200,166	10,300
Financial Officer	2004	310,000	155,000	11,185	0	27,297	84,497	8,146
Beverly J. Burke	2006	300,000	142,930	147,692	0	21,342	0	8,769
Vice President and	2005	295,000	152,665	11,219	0	23,860	185,603	8,224
General Counsel	2004	285,000	128,250	11,165	0	22,143	66,275	6,146
Adrian P. Chapman	2006	245,000	128,715	87,822	0	17,429	0	8,859
Vice President	2005	220,000	121,275	10,973	0	17,794	131,006	8,346
	2004	215,000	117,310	10,952	0	16,705	54,684	7,141
Thomas F. Bonner(5)	2006	265,000	103,300	11,432	0	18,852	0	8,454
Vice President	2005	260,000	117,000	11,417	0	21,029	126,251	10,208
	2004	255,000	140,570	11,267	0	19,812	0	8,146

*	Principal positions shown on this table are as of September 30, 2006, except for Mr. Kline. Please see footnote (4), below.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year, contributions toward the cost of long-term care insurance and a vehicle allowance. For Mr. Kline, Ms. Burke and Mr. Chapman, this column also includes the difference between the price paid by the individual for common stock purchased from WGL Holdings upon the exercise of non-qualified stock options and the fair market value of that common stock on the date of exercise of the stock option. In addition to the compensation shown in the above Summary Compensation Table, the Company pays the cost of certain other perquisites including, among others, the cost of certain income tax, estate and financial planning services and the cost of an annual physical examination. For each of the named executive officers, the aggregate value of these perquisites in each of the three years was less than the lesser of $50,000 or 10% of the individual’s total annual salary and bonus. Accordingly, consistent with applicable rules of the Securities and Exchange Commission, the value of these perquisites has not been included in this table. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s Savings Plan for Management Employees during each of the listed fiscal years.

(2)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(3)	The amounts in this column represent the value of restricted stock awards that vested during each year and the value of the performance shares vested under the 1999 Incentive Compensation Plan as amended and restated for the respective performance periods. The number of performance shares that vested and the resulting value of performance shares for each year was based on the Company’s total shareholder return relative to its peer group and closing stock price as shown in the following table:

		Percent of
Fiscal		Target Grant	Closing
Year	Performance Period	Earned	Stock Price

2006	36 Months Ending September 30, 2006	0%	$31.34
2005	36 Months Ending September 30, 2005	92.5	$32.13
2004	36 Months Ending September 30, 2004	65.0	$28.26

(4)	Effective September 29, 2006, Mr. Kline resigned as Vice President and Chief Financial Officer. Mr. Vincent L. Ammann, Jr. succeeded Mr. Kline on September 30, 2006.

(5)	Effective October 31, 2006, Mr. Bonner resigned as Vice President of Washington Gas Light Company. Mr. Douglas Staebler succeeded Mr. Bonner on November 1, 2006.
     Our executive officers participate in a qualified, trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan (“SERP”). Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the WGL Holdings, Inc. 1999 Incentive Compensation Plan, as amended and restated (the “1999 Incentive Compensation Plan”) or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant.
      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:
Estimated Retirement Benefits

	Years of Benefit Service
Final Average
Compensation	10	20	30

$ 300,000	$60,000	$120,000	$180,000
400,000	80,000	160,000	240,000
600,000	120,000	240,000	360,000
800,000	160,000	320,000	480,000
900,000	180,000	360,000	540,000
1,000,000	200,000	400,000	600,000
1,250,000	250,000	500,000	750,000
1,500,000	300,000	600,000	900,000
1,700,000	340,000	680,000	1,020,000
      The six executive officers named above in the summary compensation table have the following number of years of benefit service: Mr. DeGraffenreidt, 30 years; Mr. McCallister, 12 years; Mr. Kline, 30 years; Ms. Burke, 22 years, Mr. Bonner, 10 years and Mr. Chapman, 30 years.

Equity Compensation Plan Information
      The following table presents information regarding compensation plans under which common stock of WGL Holdings may be issued to employees and non-employees as compensation. The Company currently has two such plans: the Directors’ Stock Compensation Plan and the 1999 Incentive Compensation Plan. This information is as of September 30, 2006. Material features of these plans are described elsewhere in this information statement.
      Total shares shown on the following table include 57,383 shares available for future issuance under the Directors’ Stock Compensation Plan, and 128,829 shares available for future issuance under the 1999 Incentive Compensation Plan as of September 30, 2006. Performance shares that may be issued under the 1999 Incentive Compensation Plan are calculated under a formula that enables a determination of the minimum and maximum number of performance shares that may be issued. This formula is further described below in this information statement under the caption “Long-Term Incentive Plans — Performance Share Awards.”

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)(*)

Equity compensation plans approved by security holders	1,524,417	$28.17	186,212
Equity compensation plans not approved by security holders	0	$—	0

Total	1,524,417	$28.17	186,212

*	The number of securities remaining available for future issuance under the 1999 Incentive Compensation Plan is reduced upon the issuance of securities, not at the time of grant.
Change in Control Severance Plan for Certain Executives
      Each of the named executive officers listed in the summary compensation table in this information statement participates in the Company’s Change in Control Severance Plan for Certain Executives (the “CIC Plan”), except Messrs. Bonner and Kline, who were not executive officers as of the date of the adoption of the CIC Plan. The change in control provisions under the CIC Plan are effective during the period of one year prior to, and two years following, a change in control of WGL Holdings or Washington Gas Light Company. The CIC Plan incorporates the definition of a change in control as defined in the Company’s Change in Control Policy. A change in control generally will occur under the Change in Control Policy in the event of:

•	an acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.
      During the one year prior and two years following a change in control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change in control or available after the change in control if more beneficial.
      Annual base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change in control. The annual incentive bonus is equal to each named executive’s target annual bonus for the fiscal year in which a change in control occurs.

      With respect to all the named executive officers, except Messrs. Bonner and Kline, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to certain severance benefits. These benefits include: (i) salary replacement benefits equal to the sum of the executive’s annual base salary plus annual incentive bonus multiplied by three for Messrs. DeGraffenreidt and McCallister and Ms. Burke and by two for Mr. Chapman; (ii) medical and dental replacement benefits for three years for Messrs. DeGraffenreidt and McCallister and Ms. Burke, and for two years for Mr. Chapman, (iii) an additional three years of benefit service under the SERP for Messrs. DeGraffenreidt and McCallister and Ms. Burke and two years for Mr. Chapman, provided, in no event shall such additional service when added to the executive’s SERP benefit service credit exceed the maximum of 30 years; and (iv) outplacement services of up to $25,000; provided such services must be incurred by the executive within 12 months of his or her termination. Payments under the CIC Plan may be increased for any excise taxes payable under the Internal Revenue Code.
      Generally, under the CIC Plan, a “good reason resignation” means any termination of employment by a participant in the CIC Plan that is not initiated by the Company and that is caused by any one or more of the following events, if such event occurs during the change in control effective period:

(1)	assignment to the executive, without his or her consent, of any duties inconsistent in any material respect with the executive’s then current position or duties, (including, for Messrs. DeGraffenreidt, McCallister, Ammann and Ms. Burke, having that position at the most senior resulting entity following the change in control), or any other action by the Company which would cause him or her to violate ethical or professional obligations, or which results in a significant diminution in such position or duties;

(2)	the executive, without his or her consent, being required to relocate to a principal place of employment that is both more than thirty-five (35) miles from his or her existing principal place of employment, and farther from the executive’s current residence than his or her existing principal place of employment;

(3)	the Company materially reduces, without his or her consent, the executive’s base salary rate or target bonus opportunity, or materially reduces the aggregate value of other incentives and retirement opportunity, or fails to allow the executive to participate in all welfare benefit plans, incentive, savings and retirement plan, fringe benefit plans and vacation benefits applicable to other senior executives; or

(4)	the Company fails to obtain a satisfactory agreement from any successor entity to assume and agree to perform the Company’s obligations to the executive under the CIC Plan.
      An executive will not be able to receive severance benefits for a good reason resignation if the executive continues in employment with the Company for more than 90 days following the occurrence of an event or events that would permit a good reason resignation. Also the executive will not be entitled to receive severance benefits under the CIC Plan, if the executive’s employment with the Company terminates because of a change in control and the executive accepts employment, or has the opportunity to continue employment, with a successor entity (other than under terms and conditions which would permit a good reason resignation).

Option Grants
      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2006. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of the WGL Holdings common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.
Option Grants in the Last Fiscal Year
(Fiscal Year ended September 30, 2006)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	87,635	24.49%	$32.13	10/1/15	$482,868.65
Terry D. McCallister	41,083	11.48	32.13	10/1/15	226,367.33
Frederic M. Kline	26,411	7.38	32.13	10/1/15	145,524.61
Beverly J. Burke	21,342	5.96	32.13	10/1/15	117,594.42
Adrian P. Chapman	17,429	4.87	32.13	10/1/15	96,033.79
Thomas F. Bonner	18,852	5.26	32.13	10/1/15	103,874.52

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Modified Black-Scholes Option Pricing Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.
     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value per common share on the date of grant;

•	expected volatility of 22.07%;

•	a risk-free rate of return of 4.26% (represents the yield as of the grant date on zero coupon treasury securities that mature three months after the grant date);

•	an annual dividend yield as of the date of grant of 4.1%; and

•	an option life of 6.5 years.

     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2006, the last day of the fiscal year.
Aggregated Option Exercises in Last Fiscal Year and
Option Values at September 30, 2006

					Value of Securities
			Number of Securities		Unexercised
			Underlying Unexercised		In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2006		September 30, 2006(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	200,159	279,658	$1,210,273	$656,774
Terry D. McCallister	0	0	59,590	128,674	372,029	298,663
Frederic M. Kline	50,425	271,122	0	82,825	0	192,317
Beverly J. Burke	19,951	136,456	16,338	67,345	72,024	156,746
Adrian P. Chapman	11,120	76,842	17,077	51,928	203,493	559,994
Thomas F. Bonner	0	0	11,096	59,693	82,443	139,262

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 29, 2006 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than the fair market value (in-the-money options).
Long-Term Incentive Plans — Performance Share Awards
      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2006 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 48% and 81% of the executive’s base salary as of October 1, 2005. The awards that ultimately may be earned vary based on the total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.
Performance Shares Awarded in the Last Fiscal Year
(Fiscal Year ended September 30, 2006)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	26,518	October 1, 2008	13,259	26,518	53,036
Terry D. McCallister	12,431	October 1, 2008	6,215	12,431	24,862
Frederic M. Kline	7,992	October 1, 2008	3,996	7,992	15,984
Beverly J. Burke	6,458	October 1, 2008	3,229	6,458	12,916
Adrian P. Chapman	5,274	October 1, 2008	2,637	5,274	10,548
Thomas F. Bonner	5,704	October 1, 2008	2,852	5,704	11,408

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming the Company achieves a total shareholder return which is at least in the 30th percentile of its peer group. If the Company does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.
HUMAN RESOURCES COMMITTEE REPORT
      The Human Resources Committee of the board of directors has responsibility for setting the level of compensation of the Chief Executive Officer and recommending levels of executive compensation of other officers for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.
      In determining appropriate levels of compensation for the officers, the committee reviews the value of the total compensation package provided by the Company. This total compensation includes base salary, long-term incentive, target short-term incentive and other benefits. Company officers receive benefits under the Washington Gas Light Company pension plan and the Supplemental Executive Retirement Plan. A description of those retirement plans and the estimated benefits payable under those plans are shown in the “Estimated Retirement Benefits” table that appears following the Summary Compensation table in this information statement.
Elements of Executive Compensation
      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.
      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the common stock of WGL Holdings.
      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels. Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business.
      The following is a description of the elements of each officer’s compensation:
      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to achieve or exceed total target compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.
      To determine competitive base and total compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee, acting pursuant to its charter and New York Stock Exchange rules, determines and approves the compensation for the Chairman and Chief Executive Officer and makes a final recommendation to the full board of directors as to all other officers.
      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company.
      For fiscal year 2006, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2006, that threshold was a 9% rate of return on common equity. Since WGL Holdings earned a rate of return on common equity in excess of that threshold, incentive awards for fiscal year 2006 corporate performance were authorized under the 1999 Incentive Compensation Plan.
      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders and was adopted by the Company upon formation of the holding company system on November 1, 2000. The 1999 Incentive Compensation Plan was amended and restated by approval of the shareholders at the annual meeting of shareholders on March 5, 2003. The WGL Holdings, Inc. Omnibus Incentive Compensation Plan, if approved by shareholders at the WGL Holdings 2007 Annual Meeting of Shareholders, will replace the 1999 Incentive Compensation Plan and will provide similar benefits as provided under the 1999 Incentive Compensation Plan.
      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer except himself. These recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:
      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.
      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	evaluations by peers and others; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.
      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.
      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 172.5% of target.
      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan:
      Long-Term Incentive Compensation is provided in the form of equity grants under the 1999 Incentive Compensation Plan. The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company and its subsidiaries with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of the Company’s common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it. The WGL Holdings, Inc. Omnibus Incentive Compensation Plan, if approved by shareholders at the WGL Holdings 2007 Annual Meeting of Shareholders, will replace the 1999 Incentive Compensation Plan and will provide similar benefits as provided under the 1999 Incentive Compensation Plan.
      Each year the Committee reviews the appropriate form of long-term incentive compensation in consultation with the Committee’s independent consultant. Based on this review, for FY 2006 and also for FY 2007, the Committee decided to allocate 40% in value of long-term incentive to stock options and 60% in value to performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants, was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2006 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if WGL Holdings achieves specified total shareholder return levels as compared to a peer group of companies.
      WGL Holdings granted a total of 357,742 stock options and 108,251 shares of performance shares to 25 employees during FY 2006. This constitutes approximately 1% of the outstanding shares of WGL Holdings as of September 30, 2006, the last day of FY 2006. Options outstanding on September 30, 2006 totaled 1,524,417 shares, or approximately 3.1% of shares outstanding as of that date.
      Other Benefits:
      The Company has a program of income tax, estate and financial planning services for executive officers of the Company. The Company pays the actual cost of these services provided to the executive up to a pre-determined ceiling depending on the level of the executive officer. The highest amount provided to any executive under this program is $10,000 per year.
      The Company also pays the cost of certain other perquisites for executive officers, including parking at the Company’s headquarters building, a gasoline allowance and an annual physical examination. The Company has a membership at one club held in the names of the Chairman and Chief Executive Officer and the President and Chief Operating Officer that is for use in business purposes. The Company also has rights to the use of suites at certain other facilities that are available for use in business purposes by Company employees and directors. Other benefits available to executive officers are noted in footnotes to the Summary Compensation Table elsewhere in this information statement.
Independence of Executive Compensation Consultant
      The Committee has retained Hewitt Associates (“Hewitt”) as an executive compensation consultant to review the Company’s executive compensation practices and policies. Hewitt conducts an annual study of the Company’s executive compensation practices and policies to determine their competitiveness in the relevant market. The Committee meets with Hewitt during the year to review all elements of the Company’s executive compensation plans. Hewitt provides data and information to the Committee; they do not make recommendations with respect to specific levels of compensation.
      The Committee has discussed the overall relationship of Hewitt with the Company to provide assurance that Hewitt is providing independent advice. The Committee discussed the full range of services that have been provided by Hewitt to the Company. The Committee has determined these services do not impair the independence of Hewitt.

Compensation of the Chairman and Chief Executive Officer
      In consultation with the committee’s independent consultant, Hewitt Associates, the committee reviews all components of the compensation of the Chief Executive Officer including salary, bonus, equity grants, retirement and other benefits. These benefit levels are compared to benefits provided to chief executives of peer companies. A report is prepared by Hewitt Associates detailing the actual and projected value of these benefits and the report is reviewed by the committee. Based on factors included in these reviews, the committee decides on levels of base salary, short-term incentive and long-term incentive that the committee determines to be reasonable, competitive and appropriate for the Chief Executive Officer.
      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2006. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the size adjusted 50th percentile of the utility market levels for officers of similar experience and responsibility. Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2006 of $609,370 which was equal to 45.5% of his total cash compensation for the period. This incentive payment recognizes a continuation of the Company’s significant progress in several important areas during the year under Mr. DeGraffenreidt’s executive leadership. Superior performance by the Company continued in the areas of safety, employee engagement and management of operation and maintenance expenses. The Company exceeded its goals for preventing damage to its facilities by third parties and achieving customer satisfaction. Succession planning and leadership development processes were significantly expanded and strengthened during the year. These achievements were realized at the same time that the Company continued to address a change in operating conditions that have required us to rehabilitate a major portion of our underground system in Maryland. The Company’s progress in these areas continue to strengthen our ability to grow and to provide a competitive return for investors while maintaining a safe, reliable natural gas distribution system that provides sustainable value for our customers.
      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company during fiscal year 2006 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The awards granted to Mr. DeGraffenreidt are shown in the Executive Compensation section of this information statement. As for other executives, the level of overall compensation, which includes these grants, was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares are earned only if WGL Holdings achieves specified total shareholder return levels compared to a group of peer companies over a three year period.
Deductibility of Compensation
      Under Section 162(m) of the Internal Revenue Code, WGL Holdings and its subsidiaries, including the Company, may not deduct compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2006 was fully deductible for federal income tax purposes.
HUMAN RESOURCES COMMITTEE
Melvyn J. Estrin (Chairman)
George P. Clancy, Jr.
Debra L. Lee
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the Securities and Exchange Commission and the New York Stock Exchange. The names of the members of this committee as of the date of this information statement appear at the end of this report.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. The committee met 7 times during fiscal year 2006.
      The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and rules of the New York Stock Exchange with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with the Company’s independent public accountants. The Audit Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Further actions have been taken by the Audit Committee and the board of directors as statutory and regulatory provisions became effective for audit committees and independent auditors.
      The Audit Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.
      The Audit Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Karen Hastie Williams (Chair)
George P. Clancy, Jr.
Melvyn J. Estrin
James F. Lafond

FISCAL YEARS 2006 AND 2005 AUDIT FIRM FEE SUMMARY
      During fiscal years 2006 and 2005, WGL Holdings’ independent registered public accounting firm for each of those years, Deloitte & Touche LLP (“Deloitte”), billed WGL Holdings the following fees:

	2006	2005

Audit Fees	$1,897,880	$1,901,819
Audit Related Fees	0	74,185
Tax Fees	20,000	20,000
All Other Fees	0	0

Total Fees	$1,917,880	$1,996,004

Services Provided by Deloitte
      All services rendered by Deloitte are permissible under applicable laws and regulations and were pre-approved by the Audit Committee, or by the Chair of the Audit Committee by delegated authority as required by law. The fees paid to Deloitte for services are described in the above table under the categories listed below.

1)	Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly filings on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal years 2006 and 2005, the total audit fees include $783,293 and $1,105,151 respectively, to perform an assessment of WGL Holdings’ internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2)	Audit-Related Fees — These are fees for services performed by Deloitte related to the audit. This included advisory services rendered with respect to internal controls over financial reporting requirements.

3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes review of tax returns for WGL Holdings and its consolidated subsidiaries, including the Company.

4)	All Other Fees — These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.
      These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s financial statements and the assessment of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Pre-approval policy for audit and non-audit services
      In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and non-audit services. This authority may be exercised when the Audit Committee is not in session. Any decisions by the Chair of the Audit Committee under this delegated authority are reported at the next meeting of the Audit Committee. All services reported in the schedule shown above for fiscal years 2005 and 2006 were pre-approved by the full Audit Committee or by the Chair of the Audit Committee, by delegated authority.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      At a meeting held on December 12, 2006, the audit committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2007. The board of directors recommends that the shareholders ratify this appointment.
      Representatives of Deloitte & Touche LLP will not be present at the annual meeting unless by 10 a.m. on February 23, 2007, the Secretary of the Company receives written notice from a shareholder addressed to the Secretary at 101 Constitution Ave., N.W., Washington, DC 20080, that the shareholder will attend the meeting and wishes to ask questions of a representative of the firm.
OTHER MATTERS
      The board of directors knows of no other matters to be brought before the annual meeting.
      The annual report of WGL Holdings and its subsidiaries for 2006, including financial statements, was first mailed to shareholders on or about January 22, 2007.
      Upon written request, Washington Gas Light Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, Washington Gas Light Company, 101 Constitution Ave., N.W., Washington, D.C. 20080.
By order of the board of directors,

Douglas V. Pope
Secretary
January 26, 2007